FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
August 24, 2005                                   3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com
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              FX Energy Updates Status on Sroda-5 and Lugi-1 Wells

Salt Lake City, August 24, 2005, - FX Energy, Inc. (Nasdaq: FXEN) reported that the tender process has been completed and drilling contractors have been selected for the Sroda-5 and Lugi-1 wells. Field operations will commence immediately.

The Sroda-5 well will be drilled on a separate high feature identified on seismic approximately 4 km southeast of the Company's successful discovery in Sroda-4 that was completed for production earlier this year. The Lugi-1 well will test a pinchout target approximately 9 km east of the Rusocin-1 discovery well. FX Energy owns a 49% interest in the wells; POGC is the operator and owns a 51% interest.

About FX Energy

FX Energy, Inc., is an independent oil and gas company focused on exploration, development and production opportunities in the Republic of Poland. The Company holds exploration rights to over 1.7 million acres in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flows for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.